SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

PLACER SIERRA BANCSHARES

(Name of Registrant as Specified In Its Charter)

N/A

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May 2, 2005

Dear Shareholder:

It is my pleasure to invite you to Placer Sierra Bancshares’ 2005 Annual Meeting of Shareholders.

We will hold the meeting on Tuesday, May 31, 2005, at 10:00 a.m., at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, California 95814. In addition to the formal items of business, I will review the major developments of 2004 and answer any questions you may have.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Placer Sierra Bancshares.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. If you receive more than one proxy card because you own shares registered in different names or at different addresses, please be sure to separately complete and return each proxy card. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

Ronald W. Bachli
Chief Executive Officer

PLACER SIERRA BANCSHARES

525 J Street

Sacramento, California 95814

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Tuesday, May 31, 2005
TIME:	10:00 a.m.
PLACE:	Hyatt Regency Sacramento 1209 L Street Sacramento, California 95814

Dear Shareholders:

At our 2005 Annual Meeting, we will ask you to vote on:

•	The election of eight directors for a term of one year;

•	The ratification of the selection of Perry-Smith LLP as our independent accountants for 2005;

•	The transaction of any other business that may properly be presented at the Annual Meeting.

If you were a shareholder of record at the close of business on April 15, 2005, you may vote at the Annual Meeting.

Section 15 of our Bylaws provides for the nomination of directors in the following manner:

“Only persons who are nominated in accordance with the procedures set forth in this Section 15 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 15. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 21 days’ notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed. Such shareholder’s notice shall set forth

(a) as to each person whom the shareholder proposes to nominate for election or re-election as a director,

(i)	the name, age, business address and residence address of each such person;

(ii)	the principal occupation or employment of each such person;

(iii)	the class and number of shares of capital stock of the corporation beneficially owned by each such person; and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such persons’ written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(b) as to the shareholder giving the notice,

(i)	the name and address, as they appear on the corporation’s books, of such shareholder and

(ii)	the class and number of shares of capital stock of the corporation beneficially owned by such shareholder. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 15.

The Chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. A copy of this paragraph shall be set forth in a notice to shareholders of any annual or special meeting of the shareholders.”

Our Board of Directors amended Section 15 of our bylaws on April 19, 2005 to change the notice provision to 21 days as set forth above, instead of 70 days as originally stated.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

Angelee J. Harris
Corporate Secretary

Sacramento, California

Dated: May 2, 2005

i

PROXY STATEMENT FOR PLACER SIERRA BANCSHARES

2005 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the Placer Sierra Bancshares 2004 Annual Report on Form 10-K, which includes our financial statements.

Who is Entitled to Vote?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about May 2, 2005 to all shareholders entitled to vote. Shareholders who were the record owners of Placer Sierra Bancshares common stock at the close of business on April 15, 2005 are entitled to vote. On this record date, there were 14,896,624 shares of Placer Sierra Bancshares common stock outstanding. Our common stock is our only class of outstanding stock.

What Constitutes a Quorum?

A majority of the outstanding shares of the common stock entitled to vote at the Annual Meeting must be present, in person or by proxy in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the Annual Meeting if you are present in person at the meeting or if you have properly submitted a proxy. We will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the Annual Meeting.

How Many Votes Do I Have?

Each share of common stock that you owned at the close of business on April 15, 2005 entitles you to one vote. The proxy card indicates the number of votes that you have.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all eight nominees for director; and

•	“FOR” ratification of the selection of independent accountants for 2005.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

What is the Effect of Broker Nonvotes and Abstentions?

If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote your shares of Common Stock, your broker or nominee may, in its discretion, vote your shares “FOR” the election of the nominees for director set forth in this Proxy Statement, and “FOR” ratification of the appointment of Perry-Smith LLP as our independent public accountants for the year ending December 31, 2005.

California law requires the following two votes to adopt any proposal (other than the election of directors): (i) the affirmative vote of a majority of the shares represented and voting at the Annual Meeting, unless the vote of a greater number is required by law or by our Amended and Restated Articles of Incorporation and (ii) the affirmative vote of at least a majority of the shares required to constitute a quorum. In determining whether the first vote under (i) has been obtained, abstentions and broker nonvotes are not treated as shares voting and therefore will not affect the vote on any proposal. In determining whether the second vote under (ii) has been obtained, abstentions and broker nonvotes will not effect the proposal to elect eight directors, but will have the effect of votes cast AGAINST the proposal to ratify the selection of our independent public accountants. That is, abstentions and broker nonvotes will reduce the number of affirmative votes and therefore reduce the total percentage of votes the proposal might otherwise have received.

May I Vote Electronically over the Internet or by Telephone?

We have not set up procedures to allow voting by the Internet or by telephone. Accordingly, shareholders whose shares are registered in their own names may vote personally at the meeting or by completing and returning the proxy card in the self-addressed postage paid envelope provided.

If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide the instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

May I Change My Vote After I Return My Proxy?

Yes. If you fill out and return the enclosed proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of three ways:

•	You may send to the Company’s Corporate Secretary another completed proxy card with a later date.

•	You may notify the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

•	You may attend the Annual Meeting and vote in person.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Eight Directors	The eight nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Our Amended and Restated Articles of Incorporation do not permit cumulative voting.

Proposal 2: Ratify Selection of Independent Public Accountants	The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to ratify the selection of independent public accountants (which shares voting affirmatively also constitute at least a majority of the required quorum). So, if you “ABSTAIN” from voting, it will have the same effect as a vote against this proposal with respect to determining whether the affirmative vote of a majority of the required quorum has been obtained.

The Effect of Broker Non-Votes	If your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposals 1 and 2 even if it does not receive instructions from you.

How Are Directors Nominated?

Our Governance and Nominating Committee recommended nominees for selection to our Board and the Board selected the nominees for election as directors. Nominations for directors may be made by any shareholder pursuant to Section 15 of our bylaws. The provisions of Section 15 are set forth in the Notice of the 2005 Annual Meeting of Shareholders.

What are the Costs of Soliciting these Proxies?

We will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable expenses. In addition, we may pay for and use the services of individuals or companies specializing in the solicitation of proxies in connection with the solicitation of proxies, if the Board of Directors determines this is advisable.

How Do I Obtain an Annual Report on Form 10-K?

We have enclosed a copy of our 2004 Annual Report on Form 10-K with this Proxy Statement. If you would like another copy of our 2004 Annual Report on Form 10-K, we will send you one without charge. The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing them to you will be your responsibility. Please write to:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95835

Attention: Sue Olson, Assistant Corporate Secretary

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains Placer Sierra Bancshares’ SEC filings.

INFORMATION ABOUT STOCK OWNERSHIP

The Securities and Exchange Commission has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares that a person has the right to acquire within 60 days of March 31, 2005. Two or more persons might count as beneficial owners of the same share.

How Much of Placer Sierra Bancshares’ Capital Stock is Owned by Directors, Executive Officers and Greater than 5% Shareholders?

The following table shows, as of March 31, 2005, beneficial ownership of Placer Sierra Bancshares Common Stock by each of Placer Sierra Bancshares’ directors, nominees for director, the named executive officers, and directors and executive officers as a group. The table also shows persons known to us who own more than 5% of our Common Stock as of December 31, 2004. Unless otherwise indicated in the table below, no person shares beneficial ownership of the same Placer Sierra Bancshares Common Stock with anyone else.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Percentage of Class
Ronald W. Bachli (2)	368,955	2.5%
David E. Hooston	172,240	1.2%
Christi Black	—	*
Robert J. Kushner (3)	37,956	*
Larry D. Mitchell	33,133	*
Dwayne A. Shackelford (4)	28,133	*
William J. Slaton (5)	30618	*
Robert H. Smiley (6)	17,919	*
Sandra R. Smoley	—	*
Randall Reynoso (7)	74,395	*
Robert C. Campbell, Jr. (8)	80,964	*
Robert H. Muttera (9)	52,688	*
All directors and executive officers as a group (18 persons) (10)	962,189	6.5%

California Community Financial Institutions Fund Limited Partnership (11) One Maritime Plaza, Suite 325 San Francisco, CA 94111	7,222,379	48.5%

Wasatch Advisors, Inc. (12) 150 South Hall Avenue Salt Lake City, UT 84111	774,986	5.2%

*	Less than 1%
(1)	Includes shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2005. Shares of Placer Sierra Bancshares Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2005 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted below, each person has sole voting and investment power over the shares of common stock, subject to community property laws where applicable.
(2)	Does not include any shares of common stock held by California Community Financial Institutions Fund, Limited Partnership, as to which Mr. Bachli disclaims beneficial ownership. However, Mr. Bachli has a pecuniary interest in the general partner, Belvedere Capital Partners, LLC. See “Certain Relationships and Related Transactions.” Shares are held by the Ronald W. Bachli & Marilynne Ann Bachli Revocable Trust.
(3)	Includes 14,945 shares issuable upon exercise of options exercisable within 60 days of March 31, 2005.

(4)	Includes 18,133 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005 and 5,000 shares held by the Shackelford Family Trust.
(5)	Includes 2,669 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.
(6)	Includes 9,215 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005 and 8,704 shares held by the Robert H. Smiley Trust.
(7)	Includes 29,162 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.
(8)	Includes 80,964 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.
(9)	Includes 52,688 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.
(10)	As of March 31, 2005 six officers not specifically listed above were the beneficial owners of 58,938 shares of our common stock issuable upon the exercise of vested options and 6,250 shares issuable upon the exercise of options which vest within 60 days of March 31, 2005.
(11)	Based on a Schedule 13G filed with the SEC on February 11, 2005, showing shares owned as of December 31, 2004. Belvedere Capital Partners, LLC is the general partner of the California Community Financials Institutions, Inc. Mr. Bachli disclaims beneficial ownership of such shares; however, he has a pecuniary interest in Belvedere Capital Partners, LLC. See “Certain Relationships and Related Transactions.” Mr. Bachli has no voting or dispositive power in the shares owned by California Community Financial Institutions Fund Limited Partnership.
(12)	Based on a Schedule 13G filed with the SEC on February 14, 2005 showing shares owned as of December 31, 2004.

BOARD MATTERS

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The Board has appointed a Governance and Nominating Committee consisting entirely of independent directors as such term is used under the rules and the regulations of The NASDAQ Stock Market.

Board Qualification and Selection Process

Our Governance and Nominating Committee reviews, evaluates and proposes prospective candidates for our Board of Directors. The Governance and Nominating Committee recommends director nominees for selection to our Board and the Board selects the nominees for election as directors. Each member of our Board should possess the highest personal and professional ethics and integrity and be devoted to representing the best interests of the Company and its shareholders. The goal of the Governance and Nominating Committee is to maintain a strong and experienced Board by continually assessing the Board’s diversity, business and financial experience, judgment, academic expertise and other attributes including banking experience, marketing and community relations, real estate and retail expertise and expected period of time available for service.

The Governance and Nominating Committee will conduct an annual assessment of the composition of the Board, and will advise the Board on any proposed changes or enhancements to Board composition and structure. The Governance and Nominating Committee has the authority to retain a search firm to identify director candidates.

Consideration of Shareholder Nominees

The policy of the Governance and Nominating Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board of Directors. In evaluating potential nominees, the Governance and Nominating Committees will look at the same factors described under the heading “Board Qualification and Selection Process” above. Recommendations must be submitted in writing and should be sent to:

Chair, Governance and Nominating Committee

Placer Sierra Bancshares

525 J Street

Sacramento, California 95812

Recommendations should be sent no earlier than the last business day of September and no later than the last business day in the month of November preceding the Company’s next Annual Meeting of shareholders for consideration at such Annual Meeting. Shareholders shall include in such recommendation (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the name and residence address of the notifying shareholder(s), and (d) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the Company’s Board of Directors and will serve as a member of the Company’s Board of Directors if elected.

The Governance and Nominating Committee will then screen potential candidates to determine if they meet the qualification criteria. The Committee will separate candidates into three categories: (a) pursue, (b) need more information and (c) reject. The Committee will then acquire the information necessary to remove all candidates in category (b) and move them either to category (a) or (c). The Committee will then prioritize all candidates in category (a) and shall conduct interviews starting at the top of the list and will determine how many candidates to interview for each potential director opening.

Additional procedures for shareholders to directly nominate directors is set forth in the Notice of 2005 Annual Meeting of Shareholders.

Executive Sessions

Executive session of non-management directors will be held from time to time. The Board contemplates that executive sessions will occur at least twice a year in conjunction with regularly scheduled Board meetings.

Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of our Board of Directors at the Annual Meeting.

Communications with the Board

Individuals may communicate with the Board of Directors, including a committee of the Board or individual directors by writing to the following address:

Placer Sierra Bancshares

525 J Street

Sacramento, California 94301

Attention: Corporate Secretary

All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the Chairman of the Board reasonably believes communication with the entire Board of Directors is not appropriate or necessary or unless the communication is addressed solely to a specific committee or an individual director.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics governing activities by all directors, officers and employees and a Code of Business Conduct for Senior Financial Officers governing conduct for senior financial officers. The codes are available on our website at www.plsb.com or can be obtained from:

Sue Olson, Assistant Corporate Secretary

Placer Sierra Bancshares

525 J Street

Sacramento, California 94301

Any amendments or waivers to the codes will promptly be disclosed pursuant to The Nasdaq Stock Market rules and regulations and rules and regulations of the SEC. We intend to disclose waivers or amendments to our Code of Business Conduct for senior financial officers by posting such information on our web site at www.plsb.com.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

Placer Sierra Bancshares’ Bylaws currently permit the number of Board members to range from 6 to 9, leaving the Board authority to fix the exact number of directors within that range. The Board has fixed the exact number of directors at 8. The Board of Directors has determined that all of its directors, except for Mr. Bachli, are “independent” as defined by the applicable rules and regulations of The Nasdaq Stock Market, including Rule 4200(a)(15) of the National Association of Securities’ Dealers Listing Standards.

The Board held 20 meetings during 2004. Each incumbent director attended at least 75% of the total number of Board meetings plus meetings of the standing committees on which that particular director served.

The Committees of the Board

The Board may delegate portions of its responsibilities to committees of its members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has five standing committees: the Audit Committee, Compensation Committee, Governance and Nominating Committee, Executive Committee and Asset-Liability Management Committee.

Audit Committee

Our Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee Charter is attached to this proxy statement as Appendix A. Our audit committee is appointed by our board of directors to assist the board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

Pursuant to the charter of the audit committee, the audit committee must consist of at least three directors who meet the independence and experience requirements of the Nasdaq National Market and the federal securities laws. During 2004, the members of the audit committee, all of whom meet the independence requirements referred to above, are Mr. Shackelford (chair) and Messrs. Kushner, Mitchell, Slaton and Smiley. The Board of Directors has designated Mr. Kushner as “audit committee financial expert,” as that term is defined by SEC regulations issued under the Sarbanes-Oxley Act of 2002. The Audit Committee held 14 meetings during 2004. Beginning January 1, 2005, the members of the audit committee are Mr. Shackelford (chair) and Messrs. Kushner, Mitchell and Slaton.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Placer Sierra Bancshares specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Placer Sierra Bancshares. The Audit Committee’s function is more fully described in its Charter, which is attached to this Proxy as Appendix A.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Placer Sierra Bancshares independent accountants are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent accountants.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and Perry-Smith LLP, the independent accountants for Placer Sierra Bancshares. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also obtained from the independent accountants a formal written statement describing all relationships between Placer Sierra Bancshares and the accountants that bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent accountants any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the accountants’ independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

Dwayne A. Shackelford, Chairman

Robert J. Kushner

Larry D. Mitchell

William J. Slaton

Compensation Committee

Our Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee consists entirely of independent directors as defined by the rules and regulations of The Nasdaq Stock Market.

Our Compensation Committee is appointed to review and recommend policy relating to compensation and benefits of our directors and employees, and to be responsible for determining the compensation of our Chief Executive Officer and other executive officers. The compensation committee also administers the issuance of stock awards under our stock plan. The Compensation Committee reviews and evaluates, at least annually, its performance and that of its members, including compliance of the compensation committee with its charter. The Compensation Committee is also responsible for producing the annual report on executive compensation required to be included in our annual proxy materials under the federal securities laws.

Pursuant to the charter of the Compensation Committee, the Compensation Committee must consist of at least three directors who meet the independence requirements of the Nasdaq National Market and applicable standards of independence prescribed for purposes of any federal securities, tax and other laws relating to the committee’s duties and responsibilities, including Section 162(m) of the Internal Revenue Code. During 2004, the members of the Compensation Committee, all of whom meet the independence requirements referred to above, were Mr. Kushner (chair) and Messrs. Mitchell, Shackelford, Slaton and Dr. Smiley. The Compensation Committee held 7 meetings during 2004. As of January 1, 2005, the members of the Compensation Committee, all of whom meet the independence requirements referred to above are Mr. Kushner (chair) and Messrs. Mitchell and Smiley and Ms. Smoley.

Governance and Nominating Committee

Our Governance and Nominating Committee operates under a written charter adopted by the board of directors. Our Governance and Nominating Committee is appointed to assist our board of directors in promoting the best interests of the Company and our shareholders through the implementation of sound corporate governance principles and practices. The committee seeks to accomplish this goal by, among other things,

•	assisting our board of directors in identifying individuals qualified to become board members,

•	recommending to our board of directors the director nominees for the next annual meeting of shareholders,

•	reviewing the qualifications and independence of the members of our board of directors and its various committees on a regular basis,

•	recommending to our board of directors corporate governance guidelines,

•	reviewing the committee’s charter for consistency with sound corporate governance practices and with any legal, regulatory or Nasdaq National Market requirements, and

•	leading our board of directors in its annual review of board performance.

Pursuant to the charter of the Governance and Nominating Committee, the committee must consist of at least three directors who meet the Nasdaq National Market independence requirements and any standards of independence as may be prescribed under the federal securities laws relating to the committee’s duties and responsibilities. During 2004, the members of the Governance and Nominating Committee, all of whom meet the independence requirements referred to above, were Mr. Mitchell (chair) and Messrs. Kushner, Shackelford, Slaton and Smiley. The Board Governance and Nominating Committee held 7 meetings during 2004. A copy of the Governance and Nominating Committee Charter is available on our website at www.plsb.com. As of January 1, 2005, the committee is comprised of Mr. Mitchell (chair) and Messrs. Shackelford and Slaton and Ms. Black, all of whom meet the independence requirements referred to above.

Compensation Committee Interlocks and Insider Participation

During 2004, the Compensation Committee of our board consisted of Mr. Kushner (chair) and Messrs. Mitchell, Shackelford, Slaton and Smiley. Effective January 1, 2005 the Compensation Committee was composed of Mr. Kushner (chair) and Messrs. Mitchell and Smiley and Ms. Smoley. No member of the committee has been an officer or employee of Placer Sierra Bancshares or the bank at any time since our inception. No executive officer of Placer Sierra Bancshares serves as a member of the board of directors or the board compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee, and no such interlocking relationship existed during fiscal year 2004. Prior to the formation of the compensation committee in December 2002, the board of directors as a whole made decisions relating to the compensation of our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance by Directors and Executive Officers

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC and The Nasdaq Stock Market on changes in their beneficial ownership of Placer Sierra Bancshares Common Stock, and to provide us with copies of the reports.

Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2004 fiscal year, except for one late Form 4 filing by each of Messrs. Hooston and Reynoso. The late Forms 4 related to one transaction each for Messrs. Hooston and Reynoso.

How We Compensate Directors

Non-employee directors receive a monthly retainer in the amount of $5,000 as compensation for their service on the boards of directors and all board committees of us and the bank, including service as committee chairs. No directors were granted options in 2004. Ms. Black and Ms. Smoley were each granted 20,000 options on January 3, 2005 upon joining the Board. All directors are reimbursed for the expenses they incur in attending meetings of the board or board committees.

Directors are eligible to participate in Placer Sierra Bancshares 2002 Amended and Restated Stock Option Plan. All stock options granted to non-officer directors vest in equal annual installments over four-year periods beginning on the date of grant, subject to continued service on the Board of Directors. The restrictions lapse 25% annually over a four-year period. Directors are also entitled to the protection of certain indemnification provisions in Placer Sierra Bancshares Amended and Restated Articles of Incorporation, Bylaws and indemnification agreements.

Certain Relationships and Related Transactions

The Fund

California Community Financial Institutions Fund, or the Fund is a private equity investment fund established in 1997 for the purpose of investing in California-based financial services companies and is managed by its general partner, Belvedere Capital Partners, LLC. As of December 31, 2004, the Fund owned 48.5% of our outstanding common stock.

History. Placer Sierra Bank was previously a wholly-owned subsidiary of Placer Capital Co., or PCC, which was incorporated in 1999 by the Fund, for the purpose of acquiring Placer Sierra Bank. In December 1999, PCC became a wholly-owned subsidiary of California Community Bancshares, Inc., or CCB. CCB was restructured in December 2001, which resulted in, among other organizational changes, the formation of our corporation, Placer Sierra Bancshares, as well as Southland Capital Co., as wholly-owned subsidiaries of CCB. Pursuant to the restructuring, PCC merged into CCB, as a result of which CCB directly acquired all of the shares of Placer Sierra Bank. CCB then contributed all of the shares of Placer Sierra Bank to us, making Placer Sierra Bank our wholly-owned subsidiary. After completing a cash-out merger whereby all the CCB shareholders other than the Fund received cash in exchange for their shares of CCB stock, CCB adopted a plan of liquidation and distributed its assets, primarily our common stock and Southland Capital Co. common stock, to its sole shareholder, the Fund. Consequently, we and Southland Capital Co. became subsidiaries of the Fund at that time.

Southland Merger. In May 2004, we acquired Bank of Orange County and its holding company, Southland Capital Co. Pursuant to the acquisition, Southland merged into Placer Sierra Bancshares and Bank of Orange

County became a Placer Sierra Bancshares subsidiary. In July 2004, Bank of Orange County was merged into our wholly-owned subsidiary, Placer Sierra Bank and operates as a division of Placer Sierra Bank, under the name Bank of Orange County.

In connection with the execution of the merger agreement, the Fund entered into a shareholder agreement with us pursuant to which the Fund agreed:

•	upon our request, to execute a written consent approving the principal terms of the merger,

•	to not negotiate with third parties or enter into an agreement for the sale of us, Placer Sierra Bank, Southland, Bank of Orange County or our or their assets or to take specified actions that would have the effect of thwarting the Southland merger,

•	to commit to include in our initial public offering such number of shares stock held by it as would cause it to be the beneficial owner of no more than 49.9% of our issued and outstanding common stock upon completion of the initial public offering unless the managing underwriter for the offering advised Belvedere Capital Partners, LLC that, due to market factors, the proposed initial public offering should not be consummated or the number of shares of our stock to be underwritten should be limited (in which case, the Fund agreed to sell the maximum amount advisable by the managing underwriter), and

•	to indemnify us for losses that fall within a specified dollar range arising out of litigation, which we believe to be immaterial, pending against Bank of Orange County relating to dissenters’ rights in connection with its acquisition of Cerritos Valley Bank and to fund an escrow arrangement with $2.6 million upon completion of this offering to secure that indemnification obligation.

Registration Rights Agreement. We are party to a registration rights agreement with the Fund in which we agreed to register shares of common stock held by the Fund. Pursuant to the agreement, upon written request by the Fund to register at least 50,000 shares of common stock, we will file, within 90 days after the receipt of the request, a registration statement registering the requested shares held by the Fund. Additionally, in the event we propose to register any of our shares of common stock under the Securities Act, we have agreed to notify the Fund of our intent, and upon its written request, register the shares of our common stock that the Fund has requested to be registered. In connection with the initial public offering of our shares of common stock, we notified the Fund of our intent to register and, pursuant to its written request and in accordance with the terms of the registration rights agreement, we registered shares of common stock held by the Fund and the Fund sold 5,943,306 registered shares in our initial public offering. We have agreed to keep any subsequent registration statement filed pursuant to the registration rights agreement effective for a period of up to one year and to use our best efforts to qualify and remain qualified to register securities on Form S-3 under the Securities Act. Once we become qualified to register securities on a Form S-3, upon written request by the Fund, if it owns shares of our common stock anticipated to have an aggregate sale price in excess of $1.0 million, the Fund will have the right to register the shares of common stock it holds on a Form S-3. We have agreed to pay certain expenses incurred in connection with any registration and to indemnify the Fund in connection with a registered sale of our common stock.

Belvedere Capital Partners LLC

Prior to joining us, Mr. Bachli was the President and a member of Belvedere Capital Partners, LLC, the general partner of the Fund. Mr. Bachli retains an economic interest in Belvedere attributable to Belvedere’s investment in the Fund and carried interest in the Fund. Based on Belvedere’s investment in the Fund, Mr. Bachli received approximately $620,000 from the proceeds received by the Fund upon its sale of shares in our initial public offering. In respect of his serving as President of Belvedere, Mr. Bachli received payments derived from the management fee paid by the Fund to Belvedere relating to the Fund’s capital commitments. Mr. Bachli is not entitled to receive any future compensation payments from Belvedere.

We previously entered into an agreement with Belvedere in March 2002 pursuant to which we agreed to reimburse Belvedere for payments advanced on behalf of and for the benefit of us to specific service providers and to engage Belvedere to provide representatives to serve as members of our board of directors, to provide managerial services and to identify, retain and manage contractors to provide services in support of business acquisition projects and ongoing business operations. No payments were ever made under this agreement and the agreement has been terminated.

Loans and Credit Arrangements by Placer Sierra Bank

Some of our directors and executive officers and their affiliates or associates are also customers of the bank. During the three years ending December 31, 2004, we made loans and extended credit in the ordinary course of business to some of our directors and executive officers and their affiliates or associates and we expect to make such loans or extensions of credit in the future. We may also have banking transactions with corporations or entities of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions have taken place and will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others unaffiliated with us, and comply with the provisions of the Sarbanes-Oxley Act of 2002. In our view, the loans, leases and other credit arrangements did not involve more than the normal risk of noncollectibility or present other unfavorable features. The Federal Reserve Act and FRB Regulation O, which are applicable to state member banks, place limitations and conditions on loans or extensions of credit to a bank’s or bank holding company’s executive officers, directors and principal shareholders (that is, in most cases, those persons who own, control or have power to vote more than 10% of any class of voting securities), any company controlled by any such executive officer, director or shareholder, or any political or campaign committee controlled by such executive officer, director or principal shareholder. We expect to have such transactions or transactions on a similar basis with our directors and executive officers and their affiliates in the future.

Executive Officers

Set forth below are the names and biographies of Placer Sierra Bancshares’ executive officers.

Name and Age	Principal Occupation and Business Experience
Ronald W. Bachli (64)	Chief Executive Officer of Placer Sierra Bancorp. Mr. Bachli, who has over 44 years of experience serving the financial services industry, was appointed to serve as the President and a Director of Placer Sierra Bancshares in November 2001 and has acted as a director of the bank since August 1999. Mr. Bachli was elevated from President to Chairman and Chief Executive Officer in December 2002. Mr. Bachli was appointed to serve as the Chairman of Placer Sierra Bank in August 1999 and became the bank’s Chief Executive Officer in August 2003. From January 1999 to December 2002, Mr. Bachli was the President of Belvedere. Mr. Bachli served as the President and Chief Executive Officer of California Community Bancshares, or CCB from September 1999 through February 2001 and again from November to December 2001. From November 2001 to January 2003, Mr. Bachli also served as the President, Chief Executive Officer and a Director of Southland Capital Co., or SCC, the holding company for Bank of Orange County. From September 2000 to January 2003, Mr. Bachli served as the Chairman of the Board of Directors of Bank of Orange County. Prior to joining Belvedere Capital Partners LLC, Mr. Bachli was a senior banking partner in the San Francisco- based law firm Lillick & Charles LLP, which, in 2001, merged with Nixon Peabody LLP, our counsel. Mr. Bachli, a native of Sacramento, received his Bachelor of Science degree, in Finance, from the University of San Francisco and his Juris Doctor degree from the University of San Francisco School of Law.

Name and Age	Principal Occupation and Business Experience
David E. Hooston (47)	Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank. Mr. Hooston, who has over 20 years of experience serving the financial services industry, has been the Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank since January of 2003. He has served as a director of Placer Sierra Bank beginning January 2005. From January 2002 until December 2002, Mr. Hooston served as Chief Financial Officer of Placer Sierra Bancshares and Southland Capital and Treasurer of Placer Sierra Bank and Bank of Orange County and also served as a portfolio manager with Belvedere and, from February 2000 until December 2001, he served as Chief Financial Officer of CCB. From June 1999 until February 2000, Mr. Hooston was a consultant to Belvedere and, from February 1998 until May 1999, he was President and Chief Operating Officer of California Financial Bancorp, a bank holding company subsidiary of the Fund. Mr. Hooston, a Certified Public Accountant, worked for the accounting firm of Pricewaterhouse and Co. from August 1979 to August 1984. He received his Bachelor of Arts degree, in Business Economics, from the University of California at Santa Barbara.

Randall E. Reynoso (46)	President and Chief Operating Officer of Placer Sierra Bancshares and Placer Sierra Bank. Mr. Reynoso has been President and Chief Operating Officer of Placer Sierra Bancshares since October, 2004. He has served as a director of Placer Sierra Bank beginning January 2005. Mr. Reynoso has been President and Chief Operating Officer of Placer Sierra Bank and its division, Sacramento Commercial Bank, since October 2003. Mr. Reynoso joined Placer Sierra Bank in March 2000, as Senior Vice President and Commercial Banking Manager. He has 24 years of banking experience, 18 of which were at Westamerica Bank in various levels of senior management, including serving as Senior Vice President and Regional Sales Manager of an eight county area which overlapped our market area. Prior to Westamerica Bank, Mr. Reynoso was with Bank of California where he served initially as a management intern and subsequently as an analyst in the commercial banking department. A native of Sacramento, Mr. Reynoso has served on the boards of directors or served as a volunteer to several philanthropic organizations in the area. Mr. Reynoso is also a senior fellow of the distinguished American Leadership Forum. Mr. Reynoso received his Bachelor of Science degree, in Finance, from California State University, Sacramento.

Robert C. Campbell, Jr. (62)	President of the Bank of Orange County Division through April 30, 2005; Advisor to the Chairman of the Board and Chief Executive Officer of Placer Sierra Bank effective May 1, 2005. Mr. Campbell, who has over 41 years of banking experience, was President and Chief Executive Officer of Bank of Orange County, from October 2000 to July 2004 and, in connection with the merger of Bank of Orange County into Placer Sierra Bank in July 2004, became President of the Bank of Orange County Division of Placer Sierra Bank. Effective May 1, 2005, Mr. Campbell will serve as advisor to the Bank Chairman of the Board and the Bank Chief Executive Officer. Mr. Campbell has served as a director of Placer Sierra Bank beginning January 2005. Mr. Campbell also served as a Director of Bank of Orange County from October 2000 to May 2004. Mr. Campbell joined Bank of Orange County in January 2000, as President and Chief Operating Officer. Prior to joining Bank of Orange County, Mr. Campbell served as the President, Chief Executive Officer and Director of Security First Bank from January 1997 through January 2000. Prior to Security First Bank, Mr. Campbell served as Senior Vice President and Manager for California State Bank for the period September 1994 through January

Name and Age	Principal Occupation and Business Experience
1997. Prior to California State Bank, Mr. Campbell served as Executive Vice President, Chief Credit Officer and Director for Bank of Anaheim from August 1984 through September 1994. Prior to Bank of Anaheim, Mr. Campbell served as Executive Vice President and Chief Credit Officer for Valencia Bank from May 1975 through August 1984. Mr. Campbell holds a Master of Arts from the Claremont Graduate School, and is a graduate of the Pacific Coast Banking School.

Robert H. Muttera (51)	Executive Vice President and Chief Credit Officer of Placer Sierra Bank. Mr. Muttera, who has over 25 years of banking experience, is Executive Vice President and Chief Credit Officer of Placer Sierra Bank, a position he has held since July 2000. Mr. Muttera has been a director of Placer Sierra Bank beginning January 2005. Prior to July 2000, Mr. Muttera served as Executive Vice President and Chief Credit Officer of Sacramento Commercial Bank, which he, Mr. Sundquist and several others founded in 1983 and which merged with Placer Sierra Bank in 2001. Prior to founding Sacramento Commercial Bank, he served as Vice President and Senior Commercial Loan Officer at First Commercial Bank in Sacramento. Prior to becoming a banker, Mr. Muttera was a Certified Public Accountant with the firm of Ernst & Ernst, where he specialized in audits of financial institutions. He is a former member of the California Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and is a former director of several Sacramento-based civic organizations. Mr. Muttera received his Bachelor of Science degree, in Accounting, from California State University, Sacramento.

Kevin J. Barri (36)	Executive Vice President and Retail Division Manager of Placer Sierra Bank. Mr. Barri, who has over 13 years of banking experience, has been Executive Vice President and Retail Banking Division Manager of Placer Sierra Bank since June 2004 and has acted as director of Placer Sierra Bank since January 2005. Prior to joining us, Mr. Barri was a Senior Vice President with Bank of America where he also served in various other capacities, including from January 2002 to June 2004, as Consumer Market Manager, responsible for the marketing and sales production of 31 banking centers in Northern California, from January 1999 to December 2001, as Banking Center Manager and, prior to January 1999, in various other management positions. While at Bank of America, Mr. Barri won numerous internal awards including Gold Club Honors and Spring Focus Awards and was the local Bank of America Coordinator for United Way and Junior Diabetes Foundation. Mr. Barri received his Bachelor of Science degree, in Business Administration Management, from California State University, Fresno.

Angelee J. Harris (35)	Executive Vice President and General Counsel. Ms. Harris has been Executive Vice President and General Counsel of Placer Sierra Bancshares since January 2005. Prior to joining us, Ms. Harris was an associate and partner with the law firm of Manatt, Phelps and Phillips, LLP where she represented public and closely held companies in connection with mergers and acquisitions, capital market transactions and corporate governance. Since joining Manatt in January 1999, Ms. Harris represented the corporate and securities needs of clients across a broad range of industries, including the financial services and technology industries and also counseled companies and investment banks in underwriting, purchasing and placing equity, debt and convertible securities. Mr. Harris holds a juris doctorate degree from the University of Utah, College of Law and a Bachelor of Arts degree from Brigham Young University.

Name and Age	Principal Occupation and Business Experience
Marshall V. Laitsch (56)	Division President, Southern California. Mr. Laitsch, who has over 32 years of banking experience, has been President of the Southern California Division of Placer Sierra Bank since January 2005 and a director of Placer Sierra Bank since January 2005. Prior to joining us, Mr. Laitsch was President and Chief Executive Officer of Sunwest Bank where he had served since 2003. Prior to Sunwest Bank, Mr. Laitsch served as President and Chief Executive Officer of Pacific Century Bank, a 28 branch $1.3 billion wholly owned subsidiary of Pacific Century Financial Corporation that also owned Bank of Hawaii. Mr. Laitsch served in that capacity from 1999 to 2002 when the bank was sold to U.S. Bank. Prior to Pacific Century Bank, Mr. Laitsch was with Union Bank of California from 1987 to 1999 where he served in several senior management positions the most recent of which was as Senior Vice President and Division Manager for the Orange county and Inland Empire region. Prior to Union Bank, Mr. Laitsch served as Vice President and Manager for the western region of Citicorp Leveraged Capital from 1983 to 1987. Prior to Citicorp, Mr. Laitsch was a Vice President and Manager of the southwestern U.S. Corporate Banking group of Crocker National Bank from 1981 to 1983. Mr. Laitsch began his banking career at Continental Illinois National Bank & Trust Company where he worked from 1973 to 1981. Mr. Laitsch is the President-Elect of the Orange county chapter of the Juvenile Diabetes Research Foundation and serves on the Board of Counselors of Chapman University. Mr. Laitsch holds a Masters of Business Administration and a Bachelors of Business Administration from Western Illinois University.

Ken E. Johnson (46)	Executive Vice President and Human Resources Director of Placer Sierra Bancshares. Mr. Johnson, who has over 23 years of experience in human resources, has been Executive Vice President and Director of Human Resources of Placer Sierra Bancshares since October 2004 and a director of Placer Sierra Bank since January 2005. Prior to October of 2004, Mr. Johnson served as Executive Vice President and Director of Human Resources of Placer Sierra Bank beginning in May 2004. Prior to joining us, Mr. Johnson was with Spectra-Physics Lasers, a laser technology development company, where he served as Vice President, Human Resources of from September 1995 to April 2003, Human Resources Manager from May 1994 to September 1995, Compensation and Benefits Manager from November 1990 to May 1994 and Senior Human Resources Representative from July 1989 to November 1994. Prior to joining Spectra-Physics Lasers, Mr. Johnson served as Human Resources Representative for Pacific Gas & Electric for the period from January 1982 to July 1989. Mr. Johnson received his Bachelor of Science degree, in Business Administration, from San Jose State University and his Masters in Business Administration degree from Notre Dame de Namur University.

K. Lynn Matsuda (52)	Executive Vice President and Director of Operations of Placer Sierra Bank. Ms. Matsuda, who has over 33 years of banking experience, has been Executive Vice President and Director of Operations of Placer Sierra Bank since October 2003. Ms. Matsuda has been a director of Placer Sierra Bank beginning January 2005. Prior to joining Placer Sierra Bank, from September 1994 to October 2003, Ms. Matsuda was employed in various capacities starting with The Money Store and ultimately with HomEq Servicing Corporation, a division of Wachovia Bank in their Small Business Administration Division, Mortgage Division and Sub Prime Mortgage Servicing Division. During this time Ms. Matsuda served as Vice President/Manager of the mortgage loan servicing customer service group, Vice President/Director of the commercial division of the quality resource department and Vice President/Manager of the commercial division of the customer service group. From July 1972 to August

Name and Age	Principal Occupation and Business Experience
1994, Ms. Matsuda served as the Vice President/Manager of the commercial service center of Bank of California. Ms. Matsuda has served on the board or planning committees or volunteer to several non profit organizations in the area. Ms. Matsuda is a graduate of the California Banking School.

James A. Sundquist (50)	Executive Vice President, Chief Financial Officer Finance and Accounting of Placer Sierra Bank. Mr. Sundquist, who has over 25 years of banking experience, has been the Executive Vice President and Chief Financial Officer of Placer Sierra Bank since April 2000 and a director of Placer Sierra Bank since January 2005. Prior to April 2000, Mr. Sundquist served as Executive Vice President and Chief Financial Officer of Sacramento Commercial Bank, which he, Mr. Muttera and several others founded in 1983 and which merged with Placer Sierra Bank in 2001. Prior to founding Sacramento Commercial Bank, he served as Vice President and Controller at First Commercial Bank in Sacramento. Prior to becoming a banker, Mr. Sundquist was a Certified Public Accountant with the firm of Ernst & Ernst. He is a member of the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants, as well as a former member of the boards of directors of several Sacramento-based civic organizations. Mr. Sundquist received his Bachelor of Science in Accounting, with a minor in Economics, from California State University, Sacramento.

How We Compensate Executive Officers

Summary Compensation. The following table summarizes information about compensation paid to or earned by our Chief Executive Officer during 2004, Ronald W. Bachli. It also summarizes the compensation paid to or earned by our four other most highly compensated executive officers who earned salary and bonus compensation in excess of $100,000 during 2004 and were serving as executive officers at December 31, 2004. In all cases, the officers concerned earned all the compensation shown for their services, in all their capacities, to Placer Sierra Bancshares or its subsidiaries during the years 2004 and 2003.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)		Other Annual Compensation (2)($)	Restricted Stock Awards ($)		Securities Underlying Options (3) (#)	All Other Compensation (4)($)
Ronald W. Bachli Chairman of the Board and Chief Executive Officer	2004 2003	$600,000 600,384	$	— —	$10,800 9,000	$	— —	— —	$5,940 1,012

David E. Hooston Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank	2004 2003	$240,000 245,548		$160,000 100,000	$10,800 6,300		— —	20,000 —	$7,356 6,821

Randall E. Reynoso President and Chief Operating Officer of Placer Sierra Bank	2004 2003	$250,000 216,667		$150,000 94,700	$12,360 12,360		— —	20,000 —	$6,694 394,089

Robert C. Campbell, Jr. (5) President, Bank of Orange County Division	2004 2003	$250,000 209,258		$100,000 80,000	$14,400 13,600		— —	— 23,008	$7,357 6,909

Robert H. Muttera Executive Vice President and Chief Credit Officer of Placer Sierra Bank	2004 2003	$188,448 180,000		$84,750 78,700	$16,680 16,560		— —	— —	$6,756 6,669

(1)	Reflects bonuses for 2003 accrued in 2003 but paid in 2004. Reflects bonuses for 2004 accrued in 2004 but paid in 2005. Does not include the following for 2003:

For Mr. Reynoso, does not include a $80,000 bonus accrued in 2002 but paid in 2003.

For Mr. Campbell, does not include a $60,000 bonus accrued in 2002 but paid in 2003.

For Mr. Muttera, does not include a $64,000 bonus accrued in 2002 but paid in 2003.

(2)	No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer’s total annual salary and bonus during 2004 and 2003. Amounts shown are as follows.

Mr. Bachli’s amounts are for car allowance.

Mr. Hooston’s amounts are for car allowance.

Mr. Reynoso’s amounts are (a) for 2004: $1,560 for city club dues and $10,800 for car allowance; and (b) for 2003: $1,560 for city club dues and $10,800 for car allowance.

Mr. Campbell’s amounts are (a) for 2004: $4,200 for country club dues and $10,200 for car allowance; and (b) for 2003: $4,000 for country club dues and $9,600 for car allowance.

Mr. Muttera amounts are (a) for 2004 $4,320 for country club dues, $1,560 for city club dues and $10,800 for car allowance; and (b) for 2003, $4,200 for country club dues, $1,560 for city club dues and $10,800 for car allowance.

(3)	Options granted to Mr. Hooston and Mr. Reynoso in 2004 were granted under the 2002 Amended and Restated Stock Option Plan and are non-statutory options. Options become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options are adjusted to protect against dilution in the event of certain changes in Placer Sierra Bancorp’s capitalization, including stock splits and stock dividends. The options have an exercise price equal to the fair market value of Placer Sierra Bancorp’s common stock on the date of grant. Options granted to Mr. Campbell in 2003 were granted under the 2002 Stock Option Plan of Southland Capital Co.; we assumed those options in connection with the May 2004 merger of Southland Capital Co. into Placer Sierra Bancshares.

(4)	Amounts shown for Mr. Bachli include (a) for 2004, $5,940 accrued as the premium paid by us with respect to term life insurance for Mr. Bachli’s benefit and (b) for 2003, $1,012 accrued as the premium paid by us with respect to term life insurance for Mr. Bachli’s benefit.

Amounts shown for Mr. Bachli do not include (a) for 2004, the $264,000 we accrued as the present value of Mr. Bachli’s vested retirement benefits and (b) for 2003, (i) a one-time signing bonus of $1.192 million accrued in 2002 and paid to Mr. Bachli in 2003 in connection with his employment agreement to cover the increase in his federal and state tax liabilities arising from his receipt of 166,666 shares of our common stock pursuant to his stock purchase and grant agreement and his receipt of the signing bonus, (ii) the aggregate fair market value of the 166,666 shares of common stock granted to Mr. Bachli in connection with his employment agreement, which is $1.167 million, based on a per share price of $7.00, and (iii) the $247,000 we accrued in 2003 as the present value of Mr. Bachli’s vested retirement benefits.

Amounts shown for Mr. Hooston include (a) for 2004, $1,206 accrued as the premium paid by us with respect to term life insurance for Mr. Hooston’s benefit and $6,150 in 401(k) plan matching contributions, and (b) for 2003, $821 accrued as the premium paid by us with respect to term life insurance for Mr. Hooston’s benefit and $6,000 in 401(k) plan matching contributions.

Amounts shown for Mr. Hooston do not include for 2003 (i) a one-time signing bonus of $536,464 accrued in 2002 and paid to Mr. Hooston in 2003 in connection with his employment agreement to cover the increase in his federal and state tax liabilities arising from his receipt of 75,000 shares of our common stock pursuant to his stock purchase and grant agreement and his receipt of the signing bonus, and (ii) the aggregate fair market value of the 75,000 shares of common stock granted to Mr. Hooston in connection with his employment agreement, which is $525,000, based on a per share price of $7.00.

Amounts shown for Mr. Reynoso include (a) for 2004, $534 accrued as the premium paid by us with respect to term life insurance for Mr. Reynoso’s benefit and $6,150 in 401(k) plan matching contributions, and (b) for 2003, (i) a one-time signing bonus of $182,020 paid to Mr. Reynoso in consideration of entering into his employment agreement, (ii) the aggregate fair market value of the 25,000 shares of common stock granted to Mr. Reynoso in connection with his employment agreement, which is $206,000, based on a per share price of $8.24, (iii) $69 accrued as the premium paid by us with respect to term life insurance for Mr. Reynoso’s benefit and (iv) $6,000 in 401(k) plan matching contributions.

Amounts shown for Mr. Campbell include (a) for 2004, $1,207 accrued as the premium paid by us with respect to term life insurance for Mr. Campbell’s benefit and $6,150 in 401(k) plan matching contributions and (b) for 2003, $909 accrued as the premium paid by us with respect to term life insurance and $6,000 in 401(k) plan matching contributions.

Amounts shown for Mr. Muttera include (a) for 2004, $606 accrued as the premium paid by us with respect to term life insurance for Mr. Muttera’s benefit and $6,150 in 401(k) plan matching contributions and (b) for 2003, $69 accrued as the premium paid by us with respect to term life insurance and $6,000 in 401(k) plan matching contributions.

(5)	Reflects compensation paid by Bank of Orange County, which we acquired in May 2004 and merged into Placer Sierra Bank in July 2004. Also, effective May 1, 2005, Mr. Campbell is the employed as an advisor to the Chairman of the Board of Placer Sierra Bank and the Chief Executive Officer of Placer Sierra Bank. For more information, see “Employment Contracts, Change in Control Arrangements and Termination of Employment.”

Option Grants in 2004. Placer Sierra Bancshares granted stock options in 2004 to our named executive officers as set forth below. Options become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options are adjusted to protect against dilution in the event of certain changes in Placer Sierra Bancorp’s capitalization, including stock splits and stock dividends. The options have an exercise price equal to the fair market value of Placer Sierra Bancorp’s common stock on the date of grant.

Option/SAR Grants in 2004

	Individual Grants				Potential Realized Value at Accrued Assumed Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Option/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date
					5%	10%
Ronald W. Bachli	—	—	—	—	—	—
David E. Hooston	20,000	11.7%	27.39	12/21/2014	$344,508	$873,052
Randall E. Reynoso	20,000	11.7%	27.39	12/21/2014	$344,508	$873,052
Robert C. Campbell, Jr.	—	—	—	—	—	—
Robert H. Muttera	—	—	—	—	—	—

(1)	Potential gains are net of exercise price but before taxes associated with exercise price. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, the timing of such exercises and the option holder’s continued employment through the vesting period. The amounts reflected in this table may not accurately reflect or predict the actual value of the stock options.

Aggregated Option Exercises and Option Values. The following table sets forth the specified information concerning exercises of options to purchase Placer Sierra Bancshares Common Stock in the fiscal year ended December 31, 2004 and unexercised options held as of December 31, 2004 by the persons named in the Summary Compensation Table.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise		Value Realized	Number of Securities Underlying Unexercised Options at 12/31/04				Value of Unexercised In-the-Money Options at 12/31/04(1)
				Exercisable		Unexercisable		Exercisable	Unexercisable
Ronald W. Bachli	22,598	(2)	$77,997	—		—		—	—
David E. Hooston.	27,734	(2)	$98,178	—		20,000		—	$21,000
Randall E. Reynoso				29,162	(3)	22,293	(4)	$589,636	$86,531
Robert C. Campbell, Jr.				80,964	(5)	—		$1,627,755	—
Robert H. Muttera				52,688	(6)	—		$1,048,497	—

(1)	Based on the closing price of Placer Sierra Bancshares Common Stock on December 31, 2004, which was $28.44 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such option.

(2)	These options, assumed in connection with the May 2004 merger of Southland into us, were exercised in June 2004.
(3)	Includes 19,260 options assumed by us in connection with the May 2004 merger of Southland into us.
(4)	Includes 1,284 options assumed by us in connection with the May 2004 merger of Southland into us.
(5)	Includes 45,606 options assumed by us in connection with the May 2004 merger of Southland into us.
(6)	Includes 20,544 options assumed by us in connection with the May 2004 merger of Southland into us.

Equity Compensation Plans

The following table summarizes information as of December 31, 2004 relating to equity compensation plans of Placer Sierra Bancshares pursuant to which grants of options, restricted stock or other rights to acquire shares may be acquired from time to time.

Equity Compensation Plan Information December 31, 2004

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2002 Amended and Restated Stock Option Plan	591,031	$7.82	—
2002 Stock Option Plan of Southland Capital Co.(1)	308,976	$10.83	1,392,604
Individual Plan 1	12,336	$8.54	—
Individual Plan 2	6,585	$8.54	—
Equity compensation plans not approved by security holders	—	—	—

Total	918,928		1,392,604

(1)	Assumed on May 25, 2004 in connection with the merger of Southland Capital Co. into us.

Employment Contracts, Change in Control Arrangements and Termination of Employment

Employment Contracts. We have entered into employment agreements with Messrs. Bachli, Hooston, Reynoso, Campbell and Muttera. In addition, in further consideration for their employment, we have entered into stock purchase and grant agreements with Messrs. Bachli, Hooston and Reynoso.

Ronald W. Bachli. Mr. Bachli is party to an employment agreement with us, pursuant to which he is to serve as our Chairman of the Board and Chief Executive Officer, and as Chairman of the Board and Chief Executive Officer of the bank for a period expiring December 31, 2006. The agreement may be extended for additional one year terms by us upon at least 60 days prior notice, which must be given by November 1 of each year the agreement is in effect. If we do not give timely notice of extension, the agreement will be deemed to have been terminated by us other than for cause, change in control, death or disability, as those terms are defined in the agreement. The employment agreement provides for an annual salary of $600,000, subject to annual review for increases at the discretion of our board of directors, and an automobile allowance of $900 per month. The agreement also provides that, upon retirement, we will pay to Mr. Bachli a retirement benefit of $200,000 per year for a period of ten years, commencing as of the later of the first day of the month following his retirement, or January 1, 2008. These retirement benefits vest in annual increments of 20% commencing January 1, 2003.

If we terminate Mr. Bachli’s employment other than for cause, death, or disability, or Mr. Bachli terminates his employment within two years of a change in control or at any time for good reason, in addition to Mr. Bachli becoming fully vested in his retirement benefits:

•	we are required to pay to Mr. Bachli a lump sum payment calculated to consist of his then current base salary, for the remaining unexpired term of his employment agreement,

•	all stock options previously granted to him under our stock option plans and held by him at the date of termination will be fully vested and be exercisable for three years after termination,

•	he will receive any benefits that have vested by operation of law or under any written term of a plan, which we refer to as the vested benefits; and

•	he will be entitled to receive (at his own expense) health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, which we refer to as COBRA rights.

If Mr. Bachli’s employment is terminated by reason of his disability, he will receive the same benefits described above, except that he will receive his accrued base salary through the date of termination, rather than receiving his base salary through the unexpired term of his employment agreement.

If Mr. Bachli’s employment is terminated by reason of his death or is terminated by us for cause or by him without good reason, he or his legal representatives will be entitled to receive his accrued base salary through the date of termination, vested benefits and COBRA rights.

As of December 31, 2004, we had accrued $511,000 as the present value of Mr. Bachli’s retirement benefits that vested through that date. We have established a trust to hold a life insurance policy with an initial face amount of $3.6 million, for the purpose of paying our retirement obligations to Mr. Bachli. The cash surrender value of the policy was $607,000 at that date.

The agreement also provides that, in the event it is determined that any payment or distribution by us to or for the benefit of Mr. Bachli would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Mr. Bachli with respect to such excise tax, Mr. Bachli will be entitled, subject to specified limitations, to receive an additional payment, referred to as a gross-up payment, in an amount such that after payment by Mr. Bachli of all taxes, interest and penalties imposed with respect to such taxes, and excise tax imposed upon the gross-up payment, he will retain an amount of the gross-up payment equal to the excise tax imposed upon the original payments.

Pursuant to a stock purchase and grant agreement entered into with Mr. Bachli, as further consideration for his employment, we granted him 166,666 shares of our common stock valued at the fair market value of the common stock granted as of December 27, 2002, which our Board of Directors determined was $7.00 per share, based on a third-party valuation. The agreement also provided that, in further consideration of Mr. Bachli entering into the employment agreement with us, we would pay him a one-time signing bonus in an amount that we estimated would be sufficient to cover the amount of the increase in his income tax liabilities arising from receipt of the 166,666 shares of stock granted to him under the agreement and from his receipt of the signing bonus. In addition, we accelerated 25% of Mr. Bachli’s previously granted stock options, and on May 15, 2003 Mr. Bachli exercised all of his then-vested options under the Placer Sierra Bancshares 2002 Stock Option Plan and purchased 35,358 shares of common stock at an exercise price of $9.00 per share. At the time of this exercise, Mr. Bachli also purchased, pursuant to the stock purchase and grant agreement, 83,333 additional shares of our common stock at a price of $9.00 per share. The total consideration paid to us by Mr. Bachli for the exercise of his options and for the purchase of these 83,333 additional shares was approximately $1.068 million, the amount we had initially estimated to be sufficient to offset the amount of his signing bonus. However, we accrued and paid Mr. Bachli a signing bonus in the amount of $1.192 million, which was determined to be the specific amount necessary in order to cover the full amount of the increase in his income tax liabilities arising from receipt of the 166,666 shares of stock granted to him under the stock purchase and grant agreement and from his receipt of the signing bonus.

David E. Hooston. Mr. Hooston is party to an employment agreement with us, pursuant to which he is to serve as Chief Financial Officer of Placer Sierra Bancshares for a period expiring December 31, 2006. The agreement may be extended for additional one year terms by us upon at least 60 days prior notice, which must be given by November 1 of each year the agreement is in effect. If we do not give timely notice of extension, the agreement will be deemed to have been terminated by us other than for cause, change in control, death or disability, as those terms are defined in the agreement. The employment agreement provides for an annual salary of $240,000, subject to annual review for increases at the discretion of our board of directors, and an automobile allowance of $900 per month.

If we terminate Mr. Hooston’s employment other than for cause, death, or disability, or Mr. Hooston terminates his employment within two years of a change in control or at any time for good reason, then:

•	we are required to pay to Mr. Hooston a lump sum payment calculated to consist of his then current base salary, for the remaining unexpired term of his employment agreement,

•	all stock options previously granted to him under our stock option plans and held by him at the date of termination will be fully vested and be exercisable for three years after termination,

•	he will receive any benefits that have vested by operation of law or under any written term of a plan, which we refer to as the vested benefits, and

•	he will be entitled to receive (at his own expense) COBRA rights.

If Mr. Hooston’s employment is terminated by reason of his disability, he will receive the same benefits described above, except that he will receive his accrued base salary through the date of termination, rather than receiving his base salary through the unexpired term of his employment agreement.

If Mr. Hooston’s employment is terminated by reason of his death, his employment is terminated by us for cause or by him without good reason, he or his legal representatives will be entitled to receive his accrued base salary through the date of termination, vested benefits and COBRA rights.

Pursuant to a stock purchase and grant agreement entered into with Mr. Hooston, as further consideration for his employment, we granted him 75,000 shares of our common stock, valued at $7.00 per share, the fair market value of the common stock granted as of December 27, 2002. The agreement also provided that, in further consideration of Mr. Hooston entering into the employment agreement with us, we would pay him a one-time signing bonus in an amount that we estimated would be sufficient to cover the amount of the increase in his income tax liabilities arising from receipt of the 75,000 shares of stock granted to him under the stock purchase and grant agreement and from his receipt of the signing bonus. In addition, on May 15, 2003 and on December 11, 2003, Mr. Hooston exercised all of his then-vested options on those dates under the Placer Sierra Bancshares 2002 Stock Option Plan and purchased 34,555 and 8,840 shares of common stock, respectively, at an exercise price of $9.00 per share. On May 15, 2003, Mr. Hooston also purchased, pursuant to the stock purchase and grant agreement, 11,111 additional shares of our common stock at a price of $9.00 per share. The total consideration paid to us by Mr. Hooston for the exercise of his options and for the purchase of these additional 11,111 shares was approximately $491,000, the amount we had initially estimated to be sufficient to offset the amount of his signing bonus. However, we accrued and paid Mr. Hooston a signing bonus in the amount of $536,464, which was determined to be the specific amount necessary in order to cover the full amount of the increase in his income tax liabilities arising from receipt of the 75,000 shares of stock granted to him under the stock purchase and grant agreement and from his receipt of the signing bonus.

Randall E. Reynoso. Mr. Reynoso is party to an employment agreement with us and the bank, pursuant to which Mr. Reynoso serves as our President and Chief Operating Officer and the bank’s President and Chief Operating Officer until October 28, 2006. The term will be extended automatically for additional one year periods unless 60 days prior notice of non-renewal is given by either party. The employment agreement provides for an annual salary of $250,000, which increases to $275,000 effective January 1, 2005. The annual salary is subject to annual review for increases by the board of directors commencing January 1, 2006. Mr. Reynoso is also entitled to an automobile allowance of $900 per month and city club dues. Mr. Reynoso is eligible to participate in any executive incentive plan which the bank may establish from time to time, and at the bank’s expense, in health and disability insurance benefits equivalent to the maximum benefits available under the bank’s group insurance programs.

If the agreement is terminated by us or the bank without cause or by Mr. Reynoso for good reason, then Mr. Reynoso will receive:

•	a severance payment equal to 24 months of his then current base salary, plus any incentive bonus prorated, if necessary, for a partial year of employment (we are obligated to pay the bonus at the same time other incentive bonuses are paid and are not obligated to make such payment earlier)

•	vested benefits, and

•	COBRA rights.

In the event of a change in control of the bank and, during the 12 month period following the change in control, Mr. Reynoso elects to terminate his employment following a reduction in his duties or title, he will receive the severance benefits he would receive if the agreement were terminated without cause or by him for good reason.

If the agreement is terminated as a result of Mr. Reynoso’s disability, he will be entitled to the benefits afforded by the disability insurance coverage provided to him under the agreement, and vested benefits, and all other benefits provided for under the agreement will cease as of the date of termination except as provided by law.

If the agreement is terminated as a result of Mr. Reynoso’s death all benefits provided for under the agreement will cease, except that his heirs or estate will be entitled to vested benefits and his dependants may be entitled to COBRA rights. If Mr. Reynoso’s employment is terminated by the bank for cause or by him without good reason, Mr. Reynoso will be entitled to vested benefits and COBRA rights.

Pursuant to a stock purchase and grant agreement entered into with Mr. Reynoso, as further consideration for his employment, we granted him 25,000 shares of our common stock, valued at the fair market value of the common stock granted as of October 28, 2003, which our Board of Directors determined was $8.24 per share, based on a third party valuation. The agreement also provided that, in further consideration of Mr. Reynoso entering into the employment agreement with us, we would pay him a one-time signing bonus in an amount that we estimated would be sufficient to cover the amount of the increase in his income tax liabilities arising from receipt of the 25,000 shares of stock granted to him under the stock purchase and grant agreement and from his receipt of the signing bonus. In addition, we accelerated 2,152 shares of Mr. Reynoso’s previously granted stock options and Mr. Reynoso exercised his option to purchase 20,233 shares of our common stock at an exercise price of $9.00 per share, for an aggregate purchase price of $182,000, which offset his $182,020 signing bonus.

Robert C. Campbell, Jr. Mr. Campbell is party to an employment agreement with us and the bank pursuant to which he served as President of the Bank of Orange County until the Bank of Orange County merged into the bank in 2004, upon which he began serving as President of the Bank of Orange County Division of Placer Sierra Bank. The agreement ends on June 28, 2007. The employment agreement provides for an annual base salary of $250,000, an automobile allowance of $900 per month and country club dues up to $5,500 per year. Pursuant to the employment agreement, Mr. Campbell is eligible to participate in any executive incentive plan or deferred compensation plan which the bank may establish from time to time in the bank’s sole and absolute discretion. He also is eligible to participate in health and disability insurance benefits available under the bank’s group insurance program.

If the agreement is terminated by the bank without cause or by Mr. Campbell for good reason, then Mr. Campbell will receive:

•	a severance payment equal to his then current annual base salary for the number of months remaining in his employment term, plus any incentive bonus prorated, if necessary, for a partial year of employment (we are obligated to pay the bonus at the same time other incentive bonuses are paid and are not obligated to make such payment earlier),

•	all stock options previously granted to him under our stock option plans and held by him at the date of termination will be fully vested and be exercisable for two years after termination,

•	vested benefits, and

•	COBRA rights.

In the event of a change in control of the bank and, during the 12 month period following the change in control, Mr. Campbell elects to terminate his employment following a reduction in his duties or title, he will receive the severance benefits he would receive if the agreement were terminated without cause or by him for good reason.

If the agreement is terminated as a result of Mr. Campbell’s disability, he will be entitled to the benefits afforded by the disability insurance coverage provided to him under the agreement, and vested benefits, and all other benefits provided for under the agreement will cease as of the date of termination except as provided by law.

If the agreement is terminated as a result of Mr. Campbell’s death all benefits provided for under the agreement will cease, except that his heirs or estate will be entitled to vested benefits and his dependants may be entitled to COBRA rights. If Mr. Campbell’s employment is terminated by the bank for cause or by him without good reason, Mr. Campbell will be entitled to vested benefits and COBRA rights.

On April 22, 2005, the bank entered into a new Employment Agreement and Agreement for Severance Pay, which supersedes the foregoing agreement with Mr. Campbell. The new agreement goes into effect on May 1, 2005, at which time Mr. Campbell will no longer act as President of Bank of Orange County, Division of the bank. Mr. Campbell’s responsibilities will be assumed by Marshall V. Laitsch, who was named president of the bank’s Southern California Division in January 2005.

Under the terms of the new agreement, Mr. Campbell will remain in an advisory role with the bank through July 1, 2007 and will receive an annual base compensation of $250,000. The bank will also provide for Mr. Campbell’s participation in the medical, dental, vision, life and disability insurance programs maintained by the bank for its employees.

If the new agreement is terminated by the bank without cause or if there is a change in control of the bank, then Mr. Campbell will receive:

•	a severance payment equal to his then current annual base salary for the number of months remaining in his employment term,

•	all stock options previously granted to him under our stock option plans and held by him at the date of termination will be fully vested and be exercisable for two years after termination,

•	any benefits that have vested by operation of law or under any written term of a plan, which we refer to as the vested benefits, and

•	health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, which we refer to as COBRA rights.

If the new agreement is terminated as a result of Mr. Campbell’s disability, he will be entitled to the benefits afforded by the disability insurance coverage provided to him under the new agreement, and vested benefits, and all other benefits provided for under the new agreement will cease as of the date of termination except as provided by law.

If the new agreement is terminated as a result of Mr. Campbell’s death all benefits provided for under the agreement will cease, except that his heirs or estate will be entitled to vested benefits and his dependants may be entitled to COBRA rights.

Robert H. Muttera. Mr. Muttera is party to an employment agreement with the bank pursuant to which he is to serve as the bank’s Executive Vice President and Chief Credit Officer for an initial term ending on January 1, 2006. The bank will provide ninety days written notice to Mr. Muttera if the bank intends not to renew the agreement at the end of January 1, 2006. If the bank fails to provide such notice, the bank shall pay Mr. Muttera his then current annual base salary for a period of three months after the employment term. The employment agreement provides for an annual salary of $180,000, which is subject to annual review for increases by the board of directors. Mr. Muttera is also entitled to an automobile allowance of $900 per month. Mr. Muttera is eligible to participate in any executive incentive plan which the bank may establish from time to time, which shall be no less favorable than the executive incentive plans for the bank’s other executives. Mr. Muttera is also eligible to participate, at the bank’s expense, in health and disability insurance benefits equivalent to the maximum benefits available under the bank’s group insurance programs.

If the agreement is terminated by the bank without cause or by Mr. Muttera for good reason, then Mr. Muttera will receive:

•	a severance payment equal to twelve months of his then current annual base salary, plus any incentive bonus prorated, if necessary, for a partial year of employment (we are obligated to pay the bonus at the same time other incentive bonuses are paid and are not obligated to make such payment earlier),

•	all stock options previously granted to him under our stock option plans and held by him at the date of termination will be fully vested and be exercisable for two years after termination,

•	vested benefits, and

•	COBRA rights.

In the event of a change in control of the bank and, during the 12 month period following the change in control, Mr. Muttera elects to terminate his employment following a reduction in his duties or title, he will receive the benefits he would receive if the agreement were terminated without cause or by him for good reason.

If the agreement is terminated as a result of Mr. Muttera’s disability, he will be entitled to the benefits afforded by the disability insurance coverage provided to him under the agreement, and vested benefits, and all other benefits provided for under the agreement will cease as of the date of termination except as provided by law.

If the agreement is terminated as a result of Mr. Muttera’s death all benefits provided for under the agreement will cease, except that his heirs or estate will be entitled to vested benefits and his dependants may be entitled to COBRA rights. If Mr. Muttera’s employment is terminated by the bank for cause or by him without good reason, Mr. Campbell will be entitled to vested benefits and COBRA rights.

Executive Incentive Bonus Plans

The bank provided an opportunity to Messrs. Reynoso and Muttera to earn bonuses for the 2003 fiscal year in the form of an executive incentive bonus plan for each of the officers. These plans allowed each of the officers to receive up to 45% of their respective base salaries in the event that the officer met individual performance measures specified in the officer’s plan; and the bank met certain performance measures for the year. If the officer met his specified annual performance measures, he would receive a bonus equal to 10% of the officer’s base salary, even if the bank failed to meet its performance measures. In addition, each plan provided that if the officer met his specified individual performance measures and:

•	if the bank had total cash earnings of $12.0 million, he would receive an additional bonus amount equal to 15% of his base salary,

•	if the bank had total cash earnings of $12.9 million, he would receive an additional bonus amount equal to 30% of his base salary, and

•	if the bank had total cash earnings of $13.5 million, he would receive an additional bonus amount equal to 35% of his base salary.

Amounts earned by Messrs. Reynoso and Muttera for the 2003 fiscal year under these executive incentive bonus plans are included in the Summary Compensation Table in the Bonus column. Messrs. Bachli and Hooston did not participate in a 2003 executive incentive bonus plan and it is not intended that Messrs. Bachli and Hooston will participate in an executive incentive bonus plan in the future. Mr. Campbell participated in a separate executive bonus plan established by Bank of Orange County, which we acquired in May 2004 and merged into Placer Sierra Bank in July 2004.

Additionally, our compensation committee adopted an executive incentive bonus plan for 2004, pursuant to which executives, including Messrs. Reynoso and Muttera could earn bonuses for the 2004 fiscal year. These plans allowed Mr. Reynoso to receive up to 70% of his base salary and Mr. Muttera to receive up to 50% of his base salary in the event the officer met individual performance measures specified in the officer’s plan; and we met certain performance measures for the year. If Mr. Reynoso or Mr. Muttera met his respective specified annual performance measures, he would receive a bonus equal to 20% of the officer’s base salary, even if the Company failed to meet its performance measures. In addition, each plan provided that if the officer met his specified individual performance measures and:

•	if the Company had total GAAP earnings of $11.875 million, Mr. Reynoso would receive an additional bonus amount equal to 30% of his base salary and Mr. Muttera would receive an additional bonus amount equal to 15% of his base salary,

•	if the Company had total GAAP earnings of $12.5 million, Mr. Reynoso would receive an additional bonus amount equal to 40% of his base salary and Mr. Muttera would receive an additional bonus amount equal to 25% of his base salary, and

•	if the Company had total GAAP earnings of $13.125 million Mr. Reynoso would receive an additional bonus amount equal to 50% of his base salary and Mr. Muttera would receive an additional bonus amount equal to 35% of his base salary.

Amounts earned by Messrs. Reynoso and Muttera for the 2004 fiscal year under these executive incentive bonus plans are included in the Summary Compensation Table in the Bonus column. Messrs. Bachli and Hooston did not participate in the 2004 executive incentive bonus plan. However, our Compensation Committee determined to grant Mr. Hooston a bonus in 2004 due to his contributions to our initial public offering and his contributions during our acquisition of Southland Capital Co. and First Financial Bancorp. Mr. Campbell participated in a separate executive bonus plan established by Bank of Orange County, which we acquired in May 2004 and merged into Placer Sierra Bank in July 2004.

Insurance

Each of Messrs. Bachli, Hooston, Reynoso, Campbell and Muttera is entitled to a death benefit pursuant to an Executive Survivor Benefit Plan in an amount equal to three times the participant’s final annual salary, less $50,000. We purchased life insurance on each of these executive officers in an amount sufficient to fund this benefit.

Retirement Benefits for Mr. Bachli

As described above under Mr. Bachli’s employment contract, we have agreed to pay Mr. Bachli a retirement benefit of $200,000 per year for a period of ten years, commencing as of the later of the first day of the month following his retirement, or January 1, 2008. These retirement benefits vest in annual increments of 20% commencing January 1, 2003 such that they were 20% vested as of December 31, 2004 and will be 100% vested on December 31, 2007. Mr. Bachli will become fully vested if he terminates his employment for good reason, there is a change in control of the Company and the executive terminates his employment with the Company, or his employment terminates as a result of his death or disability. We have established a trust to hold a life insurance policy with an initial face amount of $3.6 million, for the purpose of paying our retirement obligations to Mr. Bachli.

Compensation Committee’s Report on Executive Compensation

Set forth below is a report of our Compensation Committee addressing the compensation philosophy and policies for 2004 applicable to our executive officers.

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Ac, except to the extent that Placer Sierra Bancshares specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee of the Board of Directors during 2004 consisted of Robert J. Kushner, Larry D. Mitchell, Dwayne A. Shackelford, William J. Slaton and Robert H. Smiley. Each member of the Compensation Committee is “independent” as defined by the rules of the SEC and the listing standards of The Nasdaq Stock Market.

In addition to its responsibilities to make recommendations for nominees to the Company’s Board and its committees and to oversee the governance and evaluation process of the Board and its committees, it is the duty of the Compensation Committee to administer the Company’s compensation system and various incentive plans, including the Company’s Amended and Restated 2002 Stock Option Plan and any executive incentive plans. In addition, the Compensation Committee reviews and approves compensation levels of members of executive management, evaluates the performance of the executive management team and considers executive management succession and related matters. With respect to the compensation of the CEO, the Compensation Committee evaluates and recommends such compensation to the Board for approval. The Compensation Committee reviews with the Board all material aspects of compensation for the Company’s executive officers.

Compensation Philosophy. The primary goal of the Company’s compensation philosophy is to link a substantial portion of executive compensation (including the compensation of the CEO) to the profitability of the Company. The Compensation Committee achieves this goal by tying substantial grants of equity compensation and an annual bonus to what it believes is the most significant measure of profitability: Company GAAP earnings. The target goals for annual bonuses are generally based on increases in Company GAAP earnings.

The second goal of the compensation philosophy is to attract and retain highly competent executives. The Compensation Committee achieves this objective by setting base compensation and incentives at competitive levels and by awarding substantial stock based awards. Annually, the Compensation Committee reviews executive compensation levels paid by competitors of a similar asset size to the Company, based on available data. The Compensation Committee intends to pay at the highest end of the compensation scale, but only if the Company achieves financial performance at the high end of the peer group.

Components of Compensation The Company compensates its executive officers (including the named executive officers) in three ways: base compensation, cash bonus and stock-based awards and other compensation. The Company compensates its CEO in the same manner except that the CEO does not participate in any bonus plans.

Base Compensation—The Compensation Committee of the Board reviews the base compensation of the CEO and the named executive officers. The Compensation Committee makes compensation recommendations for the CEO to the full Board. Based on recommendations from the CEO, the Compensation Committee evaluates and determines compensation levels for the other members of the Company’s executive management team, including the named executive officers. The Compensation Committee may request an opinion from outside compensation consultants and /or banking related salary survey data before it makes any significant adjustment to overall base compensation. The Compensation Committee does not tie its base compensation decisions to any particular formulas, measurements or criteria, but members take into account the Company’s performance and compensation levels paid by comparable competitors.

Annual Cash Bonus—Annual cash bonuses are paid to executives based on the achievement of certain GAAP earnings. The 2004 incentive compensation plan adopted by the Compensation Committee is described above under “Executive Incentive Bonus Plans.” Not all eligible executive officers will necessarily receive a bonus and not all eligible executive officers will necessarily receive the same bonus. Additional amounts may be paid as bonuses to members of the Company’s executive management team who are deemed by the Compensation Committee to have achieved superior performance during the fiscal year. In review of management’s performance and the substantial changes in the Company’s assets and earnings as a result of the bank acquisitions, the Committee determined not to rely on the Company’s initial 2004 earnings as set forth in the Company’s Executive Incentive Bonus Plans and award full bonus amounts to the executive team, except Mr. Bachli. Mr. Bachli receives no bonus compensation underneath the Company’s Executive Incentive Bonus Plans.

Stock-Based Awards—Recommendations of executive management for the grant of stock-based awards to officers of the Company under the Company’s 2002 Amended and Restated Stock Option Plan are generally submitted to the Compensation Committee throughout the year. In considering whether to recommend the grant of an equity award and the size of the grant to be awarded, executive management considers, with respect to the officer, the salary level, the contributions expected toward the growth and profitability of the Company and survey data indicating grants made to similarly situated officers at comparable financial institutions. The Compensation Committee decides whether to approve the grant of equity awards, and the terms of such grant, after discussion with executive management presenting the grant proposals.

Other Compensation—The Compensation Committee of the Board also reviews other compensation given to the CEO and the other named executive officers, which includes other items such as payment of a car allowance, country club dues, city club dues, entertainment expenses, payment of term life insurance and 401(k) matching contributions.

2004 Compensation. The Compensation Committee reviewed the compensation of Ronald W. Bachli, the CEO, and each of the other executive officers for fiscal 2004. The base salary of Mr. Bachli, our Chief Executive Officer during 2004, was determined primarily by the terms of his employment agreement dated January 1, 2003, as amended (see “Employment Contracts, Change in Control Arrangements and Termination of Employment”). The employment agreement provides for an annual salary of $600,000, subject to annual review for increases at the discretion of the board of directors, and an automobile allowance of $900 per month. The agreement also provides that, upon retirement, the Company will pay to Mr. Bachli a retirement benefit of $200,000 per year for a period of ten years, commencing as of the later of the first day of the month following his retirement, or January 1, 2008. These retirement benefits vest in annual increments of 20% commencing January 1, 2003. The Company has established a trust to hold a life insurance policy with an initial face amount of $3.6 million, for the purpose of paying the Company’s retirement obligations to Mr. Bachli. The cash surrender value of the policy was $607,000 on December 31, 2004. In addition, the Company pays for term life insurance for Mr. Bachli. After reviewing the compensation, the Compensation Committee reported to the Board that in the Compensation Committee’s opinion, the compensation paid to our CEO and each other executive officer for 2004 was reasonable in view of the Company’s consolidated performance and the contribution of those officers to that performance. In doing so, the Compensation Committee also took into account how the compensation compared to that paid by competing companies as well as economic conditions in the Company’s service area.

Statement Regarding Deductibility Under Internal Revenue Code Section 162(m), the Company’s tax deduction may be limited to the extent total compensation paid to the Company’s chief executive officer or to any of the four other highest-paid executive officers exceeds $1 million in any one tax year. The deduction limit does not apply to payments which qualify as “performance-based” provided certain requirements are met, including receipt of shareholder approval. Regulations under Section 162(m) also permit stock options to be excluded from compensation if certain conditions are met, but restricted stock and restricted stock awards (other than performance stock and performance stock awards) may not be exempt if the aggregate compensation of the executive officer would exceed the limit. The Compensation Committee believes that all options granted under the 2002 Amended and Restated Stock Option Plan meet these conditions. It is the intent of the Compensation Committee to structure the Company’s cash and stock-based compensation programs so that all compensation payments and stock-based awards are tax deductible. However, the Compensation Committee reserves the discretion to make payments or stock-based awards which are not tax deductible.

Respectfully submitted by the 2004 members of the Compensation Committee:

Robert J. Kushner

Larry D. Mitchell

Dwayne A. Shackelford

William J. Slaton

Robert H. Smiley

Performance Graph

The following graph compares, for the period August 16, 2004 (the closing date of our initial public offering) through December 31, 2004, the change in Placer Sierra Bancshares’ cumulative total return on its Common Stock with the cumulative total return of (i) the Nasdaq Composite Index; and (ii) the Nasdaq Bank Stock Index. The total return on the Company’s common stock is determined based on the change in the price of the Company’s common stock and assumes reinvestment of all dividends at the time such dividends were paid and an original investment of $100. The total return on the indicated index also assumes reinvestment of dividends at the time such dividends were paid and an original investment in the index of $100.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that Placer Sierra Bancshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

	Period Ending
Index	8/31/04	12/31/04
Placer Sierra Bancshares	100.00	142.20
NASDAQ Composite Index	100.00	122.02
NASDAQ Bank Stock Index	100.00	113.29

DISCUSSION OF PROPOSALS

Proposal 1: Elect Eight Directors

The Board has nominated eight persons for election as Directors at the Annual Meeting. If you elect them, they will hold office until the election of their successors at the Annual Meeting in 2006, or until earlier termination of service.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates.

The following table sets forth the names and biographies of the persons nominated by the Board to serve as Directors. All of the following directors were previously elected by our shareholders except for Ms. Black and Ms. Smoley who joined our Board in January 2004. The Governance and Nominating Committee conducted a search and recommended Ms. Black and Ms. Smoley as members of the Board.

Name and Age	Principal Occupation and Business Experience
Ronald W. Bachli (64)	Mr. Bachli, who has over 43 years of experience serving the financial services industry, was appointed to serve as the President and a Director of Placer Sierra Bancshares in November 2001 and has acted as a director of the bank since August 1999. Mr. Bachli was elevated from President to Chairman and Chief Executive Officer in December 2002. Mr. Bachli was appointed to serve as the Chairman of Placer Sierra Bank in August 1999 and became the bank’s Chief Executive Officer in August 2003. From January 1999 to December 2002, Mr. Bachli was the President of Belvedere. Mr. Bachli served as the President and Chief Executive Officer of California Community Bancshares, or CCB from September 1999 through February 2001 and again from November to December 2001. From November 2001 to January 2003, Mr. Bachli also served as the President, Chief Executive Officer and a Director of Southland Capital Co., or SCC, the holding company for Bank of Orange County. From September 2000 to January 2003, Mr. Bachli served as the Chairman of the Board of Directors of Bank of Orange County. Prior to joining Belvedere Capital Partners LLC, Mr. Bachli was a senior banking partner in the San Francisco- based law firm Lillick & Charles LLP, which, in 2001, merged with Nixon Peabody LLP, our counsel. Mr. Bachli, a native of Sacramento, received his Bachelor of Science degree, in Finance, from the University of San Francisco and his Juris Doctor degree from the University of San Francisco School of Law.

Christi Black (49)	Ms. Black is the Managing Director with Ogilvy Public Relations Worldwide, specializing in consumer education, public affairs and social marketing. Ms. Black co-founded Deen+Black Public Relations in 1987, and grew the firm to have annualized billings of $10 million with offices throughout California. Deen+Black was one of the last midsize, independently owned public relations firms in the state when Ogilvy Public Relations Worldwide acquired it in 2001. Named “PR Agency of the Year” by PR Week magazine in 2001, Ogilvy Public Relations is one of the top 10 largest PR firms in the world. Ogilvy Public Relations is owned by WPP Group, a marketing communications holding company traded on the London stock exchange.

Name and Age	Principal Occupation and Business Experience
Robert J. Kushner (54)	Mr. Kushner is the founding partner of Kushner, Smith, Joanou & Gregson, LLP, an accounting firm based in Irvine, California in 1979. From 1972 to 1979 he was employed by two international accounting firms where he assisted in the preparation of audited financial statements principally in the financial services area, including banks, finance companies, as well as other publicly held companies. In addition, Mr. Kushner served in various capacities with the California State Board of Accountancy related primarily to enforcement issues and technical research involving complaints against licensees from 1983 to 1992. Mr. Kushner became a Certified Public Accountant in 1977 and is a member of both the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Kushner has been a director of Placer Sierra Bancshares since December 2002, chairing our compensation committee, and was formerly a director of Placer Sierra Bank from August 2003 through December 2004. Mr. Kushner received his Bachelor of Science degree, in Accounting and Finance, from the University of Southern California.

Larry D. Mitchell (62)	Mr. Mitchell was employed by The Hewlett-Packard Company, or HP, for 29 years, retiring in 1997 as General Manager of HP’s Roseville Site, in which capacity he served for more than five years. From 1988 to 1990, Mr. Mitchell was General Manager of HP’s Roseville PC Division, from 1982 to 1988 was General Manager of its Roseville Terminals Division and from 1980 to 1982 was General Manager—HP Puerto Rico. Prior to that, Mr. Mitchell held various senior management positions with HP. Mr. Mitchell has served as a director of Placer Sierra Bancshares since December 2002 and was formerly a director of Placer Sierra Bank from September 1999 through December 2004. In addition, Mr. Mitchell currently serves as a director of Finisar Corp (NASDAQ: FNSR) and is a member of the Finisar audit committee. Mr. Mitchell is also active in the community, serving as a volunteer director of PRIDE Industries, UCD/GSM, UCD Medical Center/Transplant Hope and ALF. Mr. Mitchell received his Bachelor of Arts degree, in Engineering Science, from Dartmouth College and holds a Masters in Business Administration degree from Stanford University.

Dwayne A. Shackelford (61)	Mr. Shackelford has been actively involved since 1989 in various aspects of real estate negotiation including lease, debt and equity restructurings, bankruptcy consulting and purchase and sale negotiations. He is a consultant to Huntley, Mullaney and Spargo, LLC, a firm which provides financial restructuring services for the retail and restaurant sectors. In addition he serves as Vice President of Chartwell Holdings, a real estate development company with involvement in property acquisition and management, entitlement and sales. From 1986 to 1989, Mr. Shackelford was Vice President and Regional Manager for Ivy Medical Group’s Sacramento operations. From 1969 to 1986, Mr. Shackelford worked for Exploration Logging, Inc., a worldwide oilfield engineering firm where he served as Controller, Chief Financial Officer, Group Vice President and Senior Vice President. Before joining Exploration Logging, Mr. Shackelford worked as a Certified Public Accountant for Coopers & Lybrand. Mr. Shackelford has served as a director of Placer Sierra Bancshares since December 2002, where he chairs the audit committee, and was formerly as a director of Placer Sierra Bank from May 1998 through December 2004. Mr. Shackelford is a member of both the American Institute of Certified Public Accountants and the Institute of Internal Auditors. He received his Bachelor of Science degree, in Accounting, and his Masters in Business Administration degree from the California State University, Sacramento.

Name and Age	Principal Occupation and Business Experience
William J. Slaton (57)	Mr. Slaton is a retired public finance executive. He retired in 2003 from ePlus (NASDAQ: PLUS), a provider of supply chain management solutions where he had served as Vice President since 1990. Mr. Slaton’s public finance career spanned 25 years, during which time he specialized in arranging technology project financings. From 1978 to 1990 he held sales management positions with information technology leasing companies. From 1969 to 1977 Mr. Slaton held sales positions with IBM Corporation. He is currently an elected director of the Sacramento Municipal Utility District governing board. Mr. Slaton has served as a director of Placer Sierra Bancshares since December 2002 and was formerly a director of Placer Sierra Bank from March 2000 through December 2004 and was formerly a director of Sacramento Commercial Bank. In addition, Mr. Slaton is a board member of KVIE, the Sacramento public television station, where he served as Chairman of the Board from 1977 to 1978 and from 1979 to 1980. Mr. Slaton has served for 30 years in various capacities in other county-appointed and volunteer community organizations, including the Sacramento Area Equal Opportunity Council, Weave Business Advisory Board, HOSTS (Helping One Student to Succeed) Tutoring Program and Point West Rotary. Mr. Slaton received his Bachelor of Business Administration degree, in Statistics, from the University of Texas.

Robert H. Smiley (62)	Dr. Smiley has been a Professor of Management at the University of California at Davis since 1989. He began his career at the Johnson Graduate School of Management, Cornell University, as a Professor of Economics and Policy. From 1989 to 2003, he served in Davis, California as Dean of the UC Davis Graduate School of Management. Dr. Smiley has served as a director of Placer Sierra Bancshares since December 2002 and was formerly a director of Placer Sierra Bank from March 2000 through December 2004 and was formerly a director of Sacramento Commercial Bank. He also serves as a director of Calpine Containers, Cakebread Cellars and Delicato Family Vineyards. Dr. Smiley received his Bachelor of Science degree, in Engineering, and his Master’s degree, in Business Economics, from the University of California at Los Angeles. He received his Ph.D. degree in Economics from the Graduate School of Business at Stanford University.

Sandra R. Smoley (68)	Ms. Smoley is president and CEO of the Sandy Smoley Group, which she founded in 1999. She does healthcare and state and local government issues consulting. Previous to this she was Secretary of the California Health and Welfare Agency where she managed an agency that employed over 42,000 employees and had a total budget of $48.6 billion. She oversaw 12 state departments and one board. She was also Secretary of the State and Consumer Services Agency where she managed an agency with 16,000 employees and a $700 million budget with 14 departments and 38 boards and bureaus. Both of these appointments were under Governor Pete Wilson. Ms. Smoley acted as a Presidential appointee to three major commissions: the Advisory Commission on Intergovernmental Relations (1983-1991), the Task Force on Food Assistance (1983-84), and the Advisory Commission on Federalism (1981-82). She represented county government at both the state and national capitols as President of the California State Association of Counties and the National Association of Counties. A registered nurse, Smoley received her degree in nursing from the University of Iowa. She is a graduate of the Senior Executive Training Program for State and Local Government at Harvard’s John F. Kennedy School of Government. She has also done graduate work in economics and management at California State University at Sacramento.

Election of Directors

Our board of directors consists of eight members. Directors serve for one year terms and at each annual meeting of shareholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the next annual meeting and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any.

The Board recommends that you vote “FOR” the election of

all eight nominees for director.

Proposal 2: Ratify Selection of Independent Public Accountants for 2005

Principal Auditor Fees and Services

The Audit Committee has appointed Perry-Smith LLP as our independent public accountants for the year ending December 31, 2005, and shareholders are being asked to ratify the appointment. Perry-Smith LLP, our accountants for the year ended December 31, 2004, performed audit services for 2004 which included the examination of the consolidated financial statements and services related to filings with the SEC. All professional services rendered by Perry-Smith LLP during 2004 were furnished at customary rates and terms. Representatives of Perry-Smith LLP will be present at the Annual Meeting will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. If you do not ratify the appointment, the Audit Committee will reconsider the appointment. However, even if you ratify the appointment, the Audit Committee may appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of Placer Sierra Bancshares and its shareholders.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Perry-Smith LLP for fiscal years 2004 and 2003. All audit and non-audit services to be performed by Perry-Smith require pre-approval by the Audit Committee. All services described below were pre-approved by the Audit Committee, except that 3.9% of the aggregate services provided were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

	December 31,
	2004	2003
Audit Fees:	$268,900	$202,100
Audit-Related Fees:	$240,500	$11,100
Tax Fees:	$91,900	$40,900
All Other Fees (primarily consulting fees):	$10,000	$56,000

Total fees	$611,300	$310,100

The Board and the Audit Committee recommend that you vote “FOR” ratification of the selection of Perry-Smith LLP as Independent Public Accountants for 2005.

OTHER BUSINESS

We know of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. If you wish to submit a proposal to be included in our 2006 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before January 2, 2006. Please address your proposals to: Placer Sierra Bancshares, 525 J Street, Sacramento, California 94301, Attention: Corporate Secretary.

In addition, in the event a shareholder proposal is not submitted to us prior to March 18, 2006, the proxy to be solicited by the Board of Directors for the 2006 Annual Meeting of Shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2006 Annual Meeting of Shareholders without any discussion of the proposal in the proxy statement for such meeting.

By Order of the Board of Directors,

Angelee J. Harris Corporate Secretary

April 22, 2005

ANNEX A

Placer Sierra Bancshares

Placer Sierra Bank

AUDIT COMMITTEE CHARTER

Original Adopted on December 19, 2002

Last Revision Adopted on January 25, 2005

I. PURPOSE

The Audit Committee’s purpose is overseeing the accounting and financial reporting processes and the audits of the financial statements of Placer Sierra Bancshares (“PLSB”) and its wholly owned subsidiary Placer Sierra Bank (PLSB and Placer Sierra Bank referred to collectively as the “Company”), and is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II. COMMITTEE MEMBERSHIP

The Audit Committee shall be comprised of at least three directors, each of whom (i) is “independent” under the rules of the Nasdaq Stock Market, Inc., except as permitted by Nasdaq rule 4350(d) and the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, (ii) does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board, (iii) is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and (iv) does not own or control 20% or more of the Company’s voting securities. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall be an “Audit Committee Financial Expert” as defined in the Exchange Act, or in the event that no member of the Committee qualifies as an Audit Committee Financial Expert, at lease one member of the Committee shall be “financially sophisticated” as defined in applicable Nasdaq Stock Market Rules.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III. MEETINGS

The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to directly appoint, retain (subject, if applicable, to shareholder ratification), determine funding for and oversee the Company’s independent auditor. The Audit

Committee shall be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate and without seeking approval of the Board or management, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance. Such review shall be in the form of a self-assessment of the activities scheduled to be performed on an annual basis the extent to which such activities have been fully performed during such period.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

A. Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the Company’s Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Review with management, the independent public accountants and Company counsel any certification provided by the Chief Executive Officer and the Chief Financial Officer related to the Company’s financial statements. Review with management, the independent public accountants and Company counsel management’s assertion regarding the design effectiveness and operation efficiency of the Company’s internal control over financial reporting and compliance with applicable laws and regulations.

4.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

5.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

6.	Obtain from the independent auditors, review and discuss a timely report relating to the Company’s annual audited financial statements and quarterly reports relating to the Company’s quarterly unaudited financial statements on:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.	Discuss with management the Company’s earnings press releases, including financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives.

9.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.	Consider any reports or communications (and management’s responses thereto) submitted to the Audit Committee by the independent auditor required by or referred to in SAS 61 (as codified by AU Section 380), as it may be modified or supplemented.

11.	Review and approve all related party transactions of the Company.

12.	Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

B. Oversight of the Company’s Relationship with the Independent Auditor

1.	Obtain and review a report from the independent auditor at least annually (it being understood that the independent auditor is responsible for the accuracy and completeness of this report) regarding (a) the independent auditor’s internal quality-control procedures and (b) all relationships between the independent auditor and the Company, including each non-audit service provided to the Company, and the matters set forth in Independence Standards Board No. 1. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

2.	Ensure the rotation of the audit partner having primary responsibility for the audit, the audit partner responsible for reviewing the audit and any other active audit engagement team partner, as required by law.

3.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

4.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

5.	The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service and (iv) all other products and services rendered by the independent auditor, in the aggregate and by each service.

C. Oversight of the Company’s Risk Management and Internal Audit Function

The Audit Committee shall have the sole authority to appoint, evaluate or replace the Company’s outside independent internal auditor function. The Audit Committee shall be directly responsible for the compensation and oversight of the work of these individuals.

1.	Review the appointment and replacement of the senior internal auditing executive (Risk Manager) who shall report directly to the Audit Committee.

2.	Review the significant reports to management prepared by the outside independent internal auditor function and the Company’s Risk Manager and management’s responses.

3.	Discuss with the independent auditor and Risk Manager the Company’s internal audit function and its responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit function.

4.	With respect to the outside independent auditors function:

a.	Ensure that the independent internal auditors present a Statement of Independence each year.

b.	Instruct the outside independent internal auditors to deliver each exam report to the Audit Committee and that they are accountable directly to the Audit Committee of the Board; and

D. Compliance Oversight Responsibilities

1.	Obtain reports from management, the Company’s Risk Manager and the independent auditor that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

2.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

4.	Discuss with the Company’s legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

V. LIMITATION OF AUDIT COMMITTEE’S ROLE

The function of the Audit Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or the responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

PLACER SIERRA BANCSHARES

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 31, 2005

10:00 a.m.

Hyatt Regency Sacramento

1209 L Street

Sacramento, California 95814

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814 Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 31, 2005.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Ronald W. Bachli, David E. Hooston, and Randall E. Reynoso, and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:

Nominees: 01 Ronald W. Bachli 04 Larry D. Mitchell 07 Robert H. Smiley

02 Christi Black 05 Dwayne A. Shackelford 08 Sandra R. Smoley

03 Robert J. Kushner 06 William J. Slaton

(Instructions: To withhold authority to vote for any indicated nominee,

write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of Perry-Smith LLP as independent public accountants for the year ending December 31, 2005

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED

FOR EACH PROPOSAL.

Address Change? Mark box. Indicate changes below.

Please detach here

Dated: 2005

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If

held in joint tenancy, all persons should sign. Trustees,

administrators, etc., should include title and authority.

Corporations should provide full name of corporation and

title of authorized officer signing the proxy.

For Against Abstain

Vote FOR Vote WITHHELD

all nominees from all nominees

(except as marked)